New Enterprise Stone & Lime Co., Inc. Refinances its Credit Facility

New Enterprise, PA — February 14, 2014— New Enterprise Stone & Lime Co., Inc. today announced that it has refinanced its credit facility with a new revolving credit facility and new term loans providing up to $175 million of available borrowing capacity.  The new borrowings consist of a Revolving Credit Agreement with PNC Bank, National Association as administrative agent and Wells Fargo Bank, National Association as syndication agent, providing for revolving credit loans and letters of credit in an aggregate principal amount, of up to $105 million and a Term Loan Credit and Guaranty Agreement with certain funds managed by KKR Asset Management LLC, as lenders thereunder, providing for term loans in the aggregate principal amount of $70 million.

Paul I. Detwiler, III, the Company's President and Chief Executive Officer, commented on the new credit facility and term loans saying, "The refinancing is an important milestone for New Enterprise as we continue to strengthen the Company's financial position. We are executing on our cost savings and operational efficiency plan which, together with the improvement in liquidity, we believe should allow us to increase profitability and benefit from potential growth associated with Pennsylvania's recent transportation funding bill."

The credit agreements and certain related documents have been included as exhibits to a Form 8-K that the Company filed with the Securities and Exchange Commission today.

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Our core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and concrete products (precast/prestressed structural concrete components and masonry block manufacturing)), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the company’s website at nesl.com.

Forward-Looking Statements

Statements included herein may constitute “forward looking statements, “ including statements relating to the new credit facility. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

For more information, please contact:

At the Company: Paul I. Detwiler, III, President and Chief Executive Officer, 814-766-2211
or
At Gregory FCA, the Company’s Investor Relations Contact: Joe Hassett 610-228-2110
Source: New Enterprise Stone & Lime Co., Inc.